AMENDMENT TO

TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO TRANSFER AGENT AGREEMENT (“Amendment”) is dated as of June 12, 2021 (the “Amendment Effective Date”), by and between WP Trust, a Delaware statutory trust (the “Trust”) and Mutual Shareholder Services, LLC (“MSS”), a Delaware limited liability company.

RECITALS

WHEREAS, the Trust and MSS desire to amend the existing Transfer Agent Agreement (the “Existing Agreement”) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Existing Agreement. The Existing Agreement is hereby amended to include the IPS Strategic Capital Absolute Return Fund.

2.     No Other Changes.     In all other respects, the Existing Agreement shall remain unchanged and in full force and effect in accordance with the terms thereof. In the event of any conflict between the terms of the Existing Agreement and the terms set forth herein, the terms set forth herein shall prevail and govern the interpretation of the agreement between the parties hereto.

IN WITNESS WHEREOF, each party hereto has executed this Amendment as of the Amendment Effective Date.

        WP Trust

        By: /s/ Charles S. Stoll

        Name: Charles S. Stoll

        Title: Chairman

        Mutual Shareholder Services, LLC

        By: /s/ Gregory B. Getts

        Name: Gregory B. Getts

        Title: President